Exhibit 99.1

Deckers Brands Reports Second Quarter Fiscal 2016 Financial Results

Second Quarter Net Sales Increased 5.4% to $506.2 Million on a Constant Currency Basis

Company Reports Second Quarter Diluted Earnings per Share of $1.11

GOLETA, Calif., Oct. 29, 2015 /PRNewswire/ -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the second quarter of fiscal 2016 which ended September 30, 2015.

Second Quarter Fiscal 2016 Financial Review

  Net sales increased 5.4% to $506.2 million on a constant currency basis compared to $480.3 million for the same period last year. On a reported basis, net sales increased 1.4% to a record $486.9 million.
  Gross margin was 44.0% compared to 46.6% for the same period last year.
  SG&A expense as a percentage of sales was 33.5% compared to 34.2% for the same period last year.
  Diluted earnings per share was $1.11 compared to $1.17 for the same period last year. On a constant currency basis, diluted earnings per share increased 21.4% to $1.42.

"We delivered record second quarter revenue and continue to track towards achieving our financial objectives for the fiscal year," commented Angel Martinez, Chief Executive Officer and Chair of the Board of Directors. "I'm very pleased with our current performance which wouldn't have been possible without the strategic investments we've made in key areas of the business over the past several years. From Omni-Channel capabilities and product innovation to marketing and people, we are in the process of transforming the company into a consumer centric, global brand operator positioned to deliver sustainable top-line growth and operating margin expansion. Even during this investment phase, we have continued to demonstrate our commitment to returning value to shareholders by repurchasing more than $417 million of our common stock since 2011. The entire organization is energized as we begin what we believe will be an exciting new chapter in Deckers ongoing evolution."

Brand Summary

  UGG® brand net sales for the second quarter increased 0.9% to $421.1 million compared to $417.1 million for the same period last year. On a constant currency basis, sales increased approximately 5.3%. The increase in sales was primarily driven by an increase in domestic wholesale sales, partially offset by a decrease in global Direct-to-Consumer sales primarily driven by a decrease in tourist traffic in the U.S. as a result of the strengthening dollar.
  Teva® brand net sales for the second quarter decreased 13.6% to $17.9 million compared to $20.7 million for the same period last year. On a constant currency basis, sales decreased approximately 11.8%. The decrease in sales was driven by a decrease in global wholesale and distributor sales.
  Sanuk® brand net sales for the second quarter decreased 9.0% to $17.3 million compared to $19.0 million for the same period last year. The decrease in sales was driven by a decrease in global wholesale sales, partially offset by an increase in global Direct-to-Consumer sales.
  Combined net sales of the Company's other brands increased 30.5% to $30.6 million compared to $23.5 million for the same period last year. The increase was primarily attributable to a $6.9 million increase in sales for the HOKA ONE ONE® brand compared to the same period last year.

Channel Summary (included in the brand sales numbers above)

  Wholesale and distributor sales for the second quarter increased 1.2% to $400.3 million compared to $395.5 million for the same period last year. On a constant currency basis, sales increased approximately 4.9%.  The increase in sales was driven by an increase in domestic wholesale sales, partially offset by a decrease in international wholesale and distributor sales.
  Direct-to-Consumer sales for the second quarter increased 2.1% to $86.6 million compared to $84.8 million for the same period last year. On a constant currency basis, sales increased 7.5%. This increase was primarily driven by Direct-to-Consumer growth in the Hoka, Sanuk, and Teva brands. Direct-to-Consumer comparable sales were down 5.2% over the same period last year, primarily driven by a decrease in tourist traffic in the U.S. as a result of the strengthening dollar.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic sales for the second quarter increased 4.3% to $301.6 million compared to $289.1 million for the same period last year.
  International sales for the second quarter decreased 3.1% to $185.3 million compared to $191.2 million for the same period last year. On a constant currency basis, sales increased 7.1% to $204.6 million.

Gross Margins

Gross margin was 44.0% in the second quarter compared to 46.6% for the same period last year. The decline in gross margin was primarily driven by an approximately 210 basis point impact from foreign exchange headwinds caused by the strengthening of the U.S. Dollar versus the British Pound, Euro and Yen compared to the same period last year.

Stock Repurchase Program

During the second quarter of fiscal 2016, the Company repurchased approximately 354,000 shares of its common stock at an average purchase price of $67.18, for a total of $23.8 million. As of September 30, 2015, the Company had $102.9 million in authorized repurchase funds remaining under its $200.0 million stock repurchase program announced in January 2015.

Balance Sheet

At September 30, 2015, cash and cash equivalents were $99.8 million compared to $114.7 million at September 30, 2014. The Company had $316.8 million in outstanding borrowings at September 30, 2015 compared to $154.6 million at September 30, 2014. The change in cash and cash equivalents and outstanding borrowings are primarily attributable to cash used for share repurchases and for purchases of inventory.

Inventories at September 30, 2015 increased 23.5% to $595.0 million compared to $481.7 million at September 30, 2014. By brand, at September 30, 2015, UGG inventory increased 24.4% to $534.5 million, Teva inventory increased 39.6% to $19.6 million, Sanuk inventory increased 10.3% to $19.1 million, and the other brands' inventory increased 4.9% to $21.8 million.

Full Fiscal 2016 Outlook for the Twelve Month Period Ending March 31, 2016

  The Company expects fiscal 2016 constant currency revenues to be approximately $2.01 billion, reflecting a 10.5% increase over the twelve month period ended March 31, 2015.  On a reported basis, revenues are expected to be $1.96 billion, or an increase of 8.0%.
  Gross profit margin for fiscal 2016 is expected to be approximately 48% on a reported basis, down 30 basis points from fiscal 2015 as a result of expectations regarding a stronger U.S. dollar, partially offset by lower input costs and favorable changes in the Company's channel mix.  The foreign exchange headwind on gross margin is expected to be approximately 120 to 130 basis points.
  SG&A expense as a percentage of sales is projected to be approximately 35.5% on a reported basis, compared to 36.0% in fiscal 2015.
  The Company expects fiscal 2016 diluted earnings per share to be approximately $5.73 on a constant currency basis, reflecting an increase of 23% over the twelve month period ended March 31, 2015. On a reported basis, earnings per share are expected to be approximately $5.18, or an increase of 11.2%. The increase in earnings per share from our initial outlook reflects a lower share count due to the shares repurchased in the second quarter fiscal 2016.

Third Quarter Fiscal 2016 Outlook for the Three Month Period Ending December 31, 2015

  The Company expects third quarter fiscal 2016 constant currency revenues to be up approximately 11% over the same period last year and up approximately 9% on a reported basis.  The Company expects diluted earnings per share of approximately $5.00 on a reported basis compared to diluted earnings per share of $4.50 for the same period last year. On a constant currency basis, earnings per share are expected to be $5.23, which represents constant currency earnings per share growth of approximately 16%.
  The Company projects third quarter fiscal 2016 gross margins to be approximately 52% compared to 52.9% for the same period last year, and SG&A as a percent of sales to be approximately 25% compared to 25.6% for the same period last year.

Fourth Quarter Fiscal 2016 Outlook for the Three Month Period Ending March 31, 2016

  The Company expects fourth quarter fiscal 2016 revenues to be up approximately 18% on a reported basis.  The Company expects diluted earnings per share of approximately $0.57 on a reported basis compared to diluted earnings per share of $0.04 for the same period last year.

Conference Call Information

The Company's conference call to review the results for the second quarter fiscal 2016 will be broadcast live today, Thursday, October 29, 2015 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the "Investor Information" tab and then clicking on the microphone icon at the top of the page.

To supplement the information provided in this press release, the Company is providing investors with additional background on the Company's second quarter 2016 financial results in a document entitled "Second Quarter Fiscal 2016 Commentary". The document is available on the Company's website at www.deckers.com. You can access the document by clicking on the "Investor Information" tab and then scrolling down to the "Featured Reports" heading.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG®, Teva®, Sanuk®, Ahnu®, HOKA ONE ONE®, and KOOLABURRA®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, 145 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our future or assumed revenues, gross margins, expenses, earnings per share, product and brand strategies, and market opportunities. We have attempted to identify forward-looking statements by using words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "should", "will", or "would", and similar expressions or the negative of these expressions.

Forward-looking statements represent our management's current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, as well as in our other filings with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	September 30,	March 31,
Assets	2015	2015

Current assets:
Cash and cash equivalents	$99,775	225,143
Trade accounts receivable, net	285,528	143,105
Inventories	595,006	238,911
Prepaid expenses	18,110	15,141
Other current assets	39,768	35,057
Income taxes receivable	23,187	15,170
Deferred tax assets	13,808	14,066
Total current assets	1,075,182	686,593

Property and equipment, net	245,649	232,317
Goodwill	127,934	127,934
Other intangible assets, net	87,968	87,743
Deferred tax assets	15,391	15,017
Other assets	20,542	20,329

Total assets	$1,572,666	1,169,933

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$316,841	5,383
Trade accounts payable	246,333	85,714
Accrued payroll	26,429	27,300
Other accrued expenses	41,793	41,066
Income taxes payable	3,153	6,858
Value added tax (VAT) payable	4,625	1,221
Total current liabilities	639,174	167,542

Long-term liabilities:
Mortgage payable	32,903	33,154
Income tax liability	6,057	5,087
Deferred rent obligations	16,827	15,663
Other long-term liabilities	13,215	11,475
Total long-term liabilities	69,002	65,379

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	323	333
Additional paid-in capital	165,166	158,777
Retained earnings	718,230	798,370
Accumulated other comprehensive loss	(19,229)	(20,468)
Total stockholders' equity	864,490	937,012

Total liabilities and equity	$1,572,666	1,169,933

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Six-month period ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$486,855	480,273	$700,660	691,742
Cost of sales	272,742	256,400	399,951	381,097
Gross profit	214,113	223,873	300,709	310,645

Selling, general and administrative expenses	162,900	164,290	313,204	301,544
Income (loss) from operations	51,213	59,583	(12,495)	9,101

Other expense, net	1,371	1,941	2,345	2,229
Income (loss) before income taxes	49,842	57,642	(14,840)	6,872

Income tax expense (benefit)	13,465	16,912	(3,890)	3,204
Net income (loss)	36,377	40,730	(10,950)	3,668

Other comprehensive (loss) income, net of tax
Unrealized gain (loss) on foreign currency hedging	1,027	1,701	(436)	1,441
Foreign currency translation adjustment	(1,091)	(4,976)	1,675	(4,500)
Total other comprehensive (loss) income	(64)	(3,275)	1,239	(3,059)
Comprehensive income (loss)	$36,313	37,455	$(9,711)	609

Net income (loss) per share:
Basic	$1.12	1.18	$(0.33)	0.11
Diluted	$1.11	1.17	$(0.33)	0.10

Weighted-average common shares outstanding:
Basic	32,511	34,632	32,812	34,629
Diluted	32,775	34,954	32,812	34,941

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CONTACT: Brendon Frey | ICR | 203.682.8200